Exhibit 10.55

PLEASE NOTE: CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LICENSE AND EXCLUSIVE DISTRIBUTION AGREEMENT

This License and Exclusive Distribution Agreement (this "Agreement") is entered into as of December 24,2025 (the “Execution Date”), by and between Emmaus Life Sciences, Inc. (“Emmaus”), a Delaware corporation having its principal place of business at 21250 Hawthorne Boulevard, Suite 800, Torrance, CA 90503, and NeoImmuneTech, Inc. (“NIT”), a Delaware corporation having its principal place of business at 2400 Research Blvd., Suite 250, Rockville, MD 20850, USA. Emmaus and NIT may be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Emmaus is the holder of the FDA-approved New Drug Application (the “NDA”) (NDA No. 208587) for the drug known as Endari® (prescription grade L-glutamine oral powder) and owns or Controls related regulatory documentation and intellectual property;

WHEREAS, NIT desires to obtain from Emmaus, and Emmaus is willing to grant to NIT, certain licenses and rights to the Products (as defined below) in the United States (including the District of Columbia. the Commonwealth of Puerto Rico, and all U.S. territories and possessions) and Canada (the “Territory”) for the Field (as defined below), subject to the terms of this Agreement; and

WHEREAS, Emmaus will remain the holder of the NDA and marketer of an authorized generic thereunder and serve as the exclusive supplier of the Products to NIT for the Territory as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1. Grant of Rights

1.1. Upon the Effective Date (as defined below), Emmaus shall and hereby does grant, on behalf of itself and its Affiliates (as defined below), to NIT: (a) an exclusive, royalty-bearing, transferable license, with the right to grant, subject to Section 1.7 below, sublicenses (through multiple tiers), under all of Emmaus’s and its Affiliates’ rights during the Distribution Term (as defined below) to develop, use, import, market, promote, offer for sale, sell, have sold, distribute, commercialize, and otherwise exploit Endari® and any authorized generics/generic equivalents thereof (collectively, the “Products”) within the Territory for sickle cell disease (the “Field”), including with respect to all Improvements (as defined below); and (b) a non‑exclusive, royalty‑bearing, transferable license, with the right to grant, subject to Section 1.7 below, sublicenses (through multiple tier[s]), under all such rights during the Distribution Term to manufacture and have manufactured the Products for commercialization in the Field in the Territory, which license shall be exercised by NIT solely in the event and to the extent that NIT is expressly permitted to manufacture Products hereunder or under the Supply Agreement (as defined below) due to Emmaus’s failure to supply Product pursuant to the terms of the Supply Agreement. Upon the Effective Date, NIT shall be granted and is hereby further granted, in the Territory in the Field, an exclusive (subject to Section 1.3) license under all of Emmaus’s and its Affiliates’ rights, if any, during the Distribution Term to distribute, market, promote, and commercialize any supplements, formulations, or products incorporating L-glutamine as an active ingredient or component , regardless of dosage form or delivery method, or- any product that is substantially similar to or interchangeable with Endari® in terms of therapeutic effect or composition (collectively, the “Ancillary Products”) that are owned or Controlled by Emmaus. Additionally, nothing in this Agreement shall restrict NIT's right to develop, manufacture, market, or commercialize L-glutamine-based products (other than the Products) and Emmaus shall have no claim to royalties or other compensation with respect to Ancillary Products that are not owned or Controlled by Emmaus. Emmaus shall promptly notify NIT in writing of any further authorized generics or generic equivalents of Endari® and any Ancillary Products which are owned or Controlled by Emmaus or being developed by Emmaus as of the Execution Date of this Agreement and/or which Emmaus acquires ownership of or Control over, develops, or causes to be developed during the Term. “Controlled” means, with respect to any product, information, data, or intellectual property right, that Emmaus owns, or has a license or other right to use, practice, disclose, or grant rights to NIT under such item, without violating the terms of any agreement with a third party, and such rights are not knowingly encumbered or restricted in a manner that would prevent NIT’s exercise of its rights under this Agreement.

Notwithstanding the foregoing limitation to the Field, NIT shall be permitted to respond to unsolicited medical information requests from healthcare professionals regarding uses of the Products outside the Field, provided such responses are made in accordance with applicable laws, regulations, and industry standards governing non-promotional medical communications.

1.2 Product Rights ROFR. Emmaus hereby grants, during the Term, a right of first refusal to NIT to acquire any or all Product Rights (as defined below) in the event that Emmaus receives an offer from a third party to engage in a transaction that would result in the sale, transfer, assignment or other disposition of the Product Rights to any third party in the Field for any country in the Americas, excluding the Territory and Brazil (the “Product Rights ROFR”). Upon receipt of any such offer, Emmaus will promptly inform NIT of the material terms of such offer in writing, and NIT will have 30 days from its receipt of such notice (the “Product Rights ROFR Notice”) to inform Emmaus of its intent to either waive or exercise its Product Rights ROFR, subject to agreement of the Parties on the terms of such acquisition, provided that such terms shall be on terms substantially similar to those set forth in the Product Rights ROFR Notice. In the event that NIT exercises its Product Rights ROFR, the Parties agree to negotiate in good faith to close the acquisition of the Product Rights within 60 days from the date of NIT’s notice to Emmaus of its intention to exercise the Product Rights ROFR. In the event NIT fails to respond within such 30-day period or indicates its desire not to acquire the Product Rights, or the Parties are unable to close such acquisition within the 60-day period, Emmaus may proceed with the proposed transaction with such third party at any time within six (6) months after NIT’s failure to respond, negative response or termination of negotiations. In the event that Emmaus has not closed the acquisition by such third party within such six-month period, on substantially the same other terms and conditions as contained in the Product Rights ROFR Notice (or terms and conditions better for Emmaus, taken as a whole) Emmaus shall again provide NIT with the notice and offer set forth in this Section 1.2 prior to proceeding with the contemplated disposition of the Product Rights or another disposition of the Product Rights.

“Product Rights” means, individually or collectively, any of the following: (i) the Technology, (ii) the Licensed Mark, (iii) all intellectual property rights Controlled by Emmaus relating to the Products and Ancillary Products owned or controlled by Emmaus, and (iv) any and all rights to manufacture, have manufactured, use, import, market, promote, distribute, sell, and commercialize the Products, and Ancillary Products owned or controlled by Emmaus, it being understood that Product Rights does not include the NDA.

1.3. During the Distribution Term, Emmaus and its Affiliates shall not, (a) within the Territory in the Field, directly or indirectly, develop, market, promote, distribute, or commercialize any product—whether branded or generic—that is intended or would reasonably be expected to compete with the Products, including but not limited to Endari® (a “Competing Product”), and (b) within the Territory, directly or indirectly, develop, market, promote, distribute, or commercialize any 100% L-glutamine supplement, whether branded or generic (a “Pure L-glutamine Supplement”). Emmaus expressly agrees that it will not commercialize or license any (x) Competing Product within the Territory in the Field during the Distribution Term, and (y) Pure L-glutamine Supplement within the Territory during the Distribution Term. Notwithstanding the foregoing and notwithstanding Section 1.1, Emmaus may continue to sell its existing inventory of L-glutamine nutritional supplements to customers existing as of the Execution Date until such inventory is exhausted, provided that Emmaus shall not (i) expand marketing or distribution of such products to new customers, (ii) manufacture, order, or acquire any additional inventory of such supplements after the Execution Date, or (iii) introduce any new Pure L-glutamine Supplement in the Territory.

These restrictions apply to all forms of commercialization, whether conducted independently or through third parties. Emmaus acknowledges that these restrictions during the Distribution Term are material covenants of this Agreement. Any breach of these restrictions shall constitute a material breach, entitling NIT to terminate this Agreement immediately upon written notice. Additionally, NIT shall be entitled to seek injunctive or other equitable relief to prevent any actual or threatened breach of this provision.

1.4. Notwithstanding any provision to the contrary herein, Emmaus and its third-party licensees who hold valid commercialization rights to the Products and/or Ancillary Products outside the Territory and/or outside the Field (collectively, the “Export Licensees”) shall have the right, during the Term, to manufacture, or have manufactured by third parties, the Products and Ancillary Products within the Territory solely for the purpose of sale, distribution, or commercialization outside the Territory and/or outside the Field. Such manufacture shall, during the Distribution Term, be subject to the following conditions: (a) all such Products and Ancillary Products manufactured within the Territory by or on behalf of Emmaus or any Export Licensee shall be exclusively for export and sale outside the Territory and/or the Field and shall not be sold, distributed, or otherwise commercialized within the Territory and Field by Emmaus, its Affiliates, or any Export Licensee; (b) Emmaus shall ensure, and shall cause its Export Licensees and any third-party manufacturers to ensure, that all such manufacturing activities comply with all applicable laws and regulations; and (c) Emmaus shall provide NIT with reasonable advance written notice of any such manufacturing activities to be conducted within the Territory and Field, including the identity of the Export Licensee or third-party manufacturer and the intended export markets and/or fields. For the avoidance of doubt, nothing in this Section 1.4 shall be construed to permit Emmaus, its Affiliates, or any Export Licensee to commercialize, market, or sell the Products or Ancillary Products within the Territory in the Field during the Distribution Term.

1.5. Notwithstanding anything to the contrary herein, in the event that NIT fails to generate sufficient Net Sales (as defined below) to satisfy the net sales targets for the applicable Calendar Year (as defined below) set forth on Schedule 1 attached hereto (the “Net Sales Targets”) after commencement of the Distribution Term, all licenses and rights with respect to the Products and Ancillary Products, including, without limitation, rights to intellectual property, of distribution, and of commercialization, shall automatically become nonexclusive for the remainder of the Term. The Parties shall mutually agree, at least thirty days prior to the commencement of each Calendar Year of the Distribution Term on Net Sales Targets for such year. In the event that they fail to mutually agree, the prior year’s Net Sales Targets shall continue to apply.

1.6 Commercialization Authority. During the Distribution Term, NIT shall retain sole decision-making authority over all commercial matters relating to the Products in the Territory in the Field, including without limitation pricing, inventory management (except to the extent of Emmaus's involvement in Product manufacturing pursuant to the Supply Agreement), returns, rebates, customer service, marketing strategy, and distribution channel selection. Emmaus shall not interfere with or attempt to direct NIT's commercial decisions, except to the extent actually necessary to preserve the NDA as required by FDA or as otherwise required by applicable law.

1.7 Sublicensing Requirements. NIT shall ensure that each of its sublicensees is bound by a written agreement that is consistent with, and subject to the terms and conditions of, this Agreement. In addition, NIT shall be responsible for the performance of any of its sublicensees that are exercising rights under a sublicense of the rights granted by Emmaus to NIT under this Agreement, and the grant of any such sublicense shall not relieve NIT of its obligations under this Agreement. NIT shall furnish Emmaus with a fully executed copy of any sublicense within 30 days after its execution.

2. Technology Transfer

2.1. Emmaus shall transfer and make available and shall cause its Affiliates to transfer or make available to NIT the Technology (as defined below) necessary for NIT to perform the Permitted Purposes (as defined below) at Emmaus’s expense. The initial transfer shall be completed within ninety (90) days after the Effective Date. During the Term, Emmaus shall provide any updated Technology to NIT and available within ten (10) calendar days upon NIT's reasonable request. “Technology” means any and all information and data pertinent to the Product and/or Ancillary Products owned or controlled by Emmaus, including, without limitation, all information, data, reports, documents, records, specifications, standard operating procedures, analytical methods, validation and qualification reports, test methods, formulations, bills of materials, raw material and component specifications, quality and regulatory documentation, manufacturing and supply documentation, batch records, CMC files and sections, drawings, software, and tools, and all know‑how, trade secrets, processes, techniques, and other technical information, labeling and packaging, quality, testing, storage, handling, and distribution, commercial, supply chain, and distribution activities, including contact lists for key customers, distributors, and specialty pharmacies, and marketing materials and any supportive data, whether embodied in written, electronic, or tangible form, that are owned or Controlled by Emmaus with respect to the Product and/or Ancillary Products. Technology transfer will occur through delivery of documents and records, reasonable technical assistance, Q&A sessions, and agreed trainings, as reasonably necessary for the Permitted Purposes.

2.2. NIT may use the Technology solely to: (a) perform distributor compliance activities and exercise distributor rights, including remediation of supply disruptions, as set forth herein; (b) research, design, develop, test, validate, and document Improvements (as defined herein), including generating and using data, reports, results, protocols, specifications, and know‑how related thereto; and (c) perform any and all other obligations of NIT and exercise any and all other rights of NIT expressly set forth in this Agreement, in each case with respect to the Products and/or Ancillary Products and within the Territory in the Field (or, with respect to Ancillary Products, without limitation as to the field of use) during the Distribution Term (the “Permitted Purposes”).

2.3. Nothing in this Agreement authorizes NIT to act as, or represent itself as, the NDA holder, or to deal with regulators on Emmaus’s behalf except as expressly permitted by this Agreement and applicable law.

3. Intellectual Property; Improvements: Ownership, Prosecution and Enforcement

3.1. Emmaus shall have the sole right, but not the obligation, to prepare, file, prosecute, and maintain any and all patent applications and patents covering the Products and Ancillary Products in the Territory, in its own name at NIT’s sole cost and expense, and Improvements in the Territory, in its own name. With respect to Improvements, the allocation of costs and expenses associated with such patent prosecution and maintenance shall be determined by the JSC (as defined below), taking into account factors including (i) which Party conceived the applicable Improvement, (ii) the commercial relevance of the patent to each Party's territory and field, and (iii) any other factors the Parties deem relevant. In the absence of a JSC determination, each Party shall bear the costs associated with Improvements it solely conceived, and the costs associated with jointly conceived Improvements shall be shared equally. NIT shall provide Emmaus with all reasonable assistance and execute such documents as may be necessary or desirable to effectuate the foregoing. Emmaus shall, during the Distribution Term, keep NIT reasonably informed of material developments regarding the prosecution and maintenance of such patents and, to the extent reasonably practicable, shall consider in good faith any timely comments or suggestions provided by NIT in connection therewith. For purposes of this Agreement, “Improvements” means any and all inventions, discoveries, developments, enhancements, modifications, derivatives, updates, processes, methods, formulations, presentations, data, results, and know‑how conceived, discovered, developed, or reduced to practice by or on behalf of either Party, in each case to the extent made in connection with, or that relate to, the Products and/or Ancillary Products in the Field, whether or not patentable, and including all intellectual property rights therein. Emmaus shall retain ownership of all Improvements and underlying intellectual property rights therein. During the Distribution Term, NIT shall hold an exclusive license to use all Improvements within the Territory and Field. Notwithstanding the generality of the foregoing, any Improvements conceived, discovered, developed, or reduced to practice solely by NIT or its Affiliates ("NIT Improvements") shall be owned by NIT. NIT hereby grants to Emmaus a non-exclusive, royalty-free license to use such NIT Improvements outside the Territory during the Term. For clarity, joint Improvements shall be jointly owned, with each Party having the right to exploit such joint Improvements in its respective territory without accounting to the other Party, provided that the Parties shall mutually agree on management of patent rights in any joint Improvements.

3.2 As between the Parties, subject to Section 1.1, NIT shall have, during the Distribution Term, the exclusive right to exploit the Improvements within the Territory in the Field as it relates to the Products, and Ancillary Products. NIT’s exploitation of Improvements that requires submissions by the NDA holder shall be coordinated with Emmaus, and Emmaus shall reasonably cooperate, at NIT’s expense, to prepare, submit, and maintain any required regulatory filings, reports, safety submissions, labeling or CMC updates, to the extent necessary to permit NIT’s lawful exploitation of such Improvements in the Territory during the Distribution Term. Emmaus acknowledges that certain third‑party patent rights may cover manufacture of the Products. At NIT’s request, Emmaus shall reasonably cooperate and, where reasonably necessary, assist NIT in identifying, approaching, and negotiating with such third parties to secure rights sufficient for NIT and its designees to make and have made the Products embodying Improvements in the Territory during the Distribution Term; provided that any license fees or royalties payable to such third parties shall be borne by NIT. For clarity and without limiting the foregoing, NIT may practice the Improvements as necessary to conduct regulatory compliance activities for the Products and/or Ancillary Products in the Territory during the Distribution Term, including in connection with distributor registrations, labeling, packaging, pharmacovigilance, and other required filings, reports, and notifications, in each case in accordance with applicable law and, as applicable, coordinated with Emmaus in its capacity as the NDA holder and marketer of an authorized generic thereunder and pursuant to the Pharmacovigilance Agreement and Quality Agreement between the Parties.

3.3 As between the Parties, Emmaus shall have the sole and exclusive ownership of, and the exclusive right to exploit in any manner, the Products, Ancillary Products and Improvements outside the Territory and/or the Field, together with all resulting data and knowhow, whether or not patentable, without any obligation to account to NIT for such exploitation outside the Territory and/or the Field. Emmaus shall have the exclusive right, but not the obligation, to file, prosecute, maintain, defend, and enforce patent applications and patents covering the Products, Ancillary Products and such Improvements outside the Territory, at its sole discretion and expense. For the avoidance of doubt, nothing in this Section 3.3 shall limit NIT's rights with respect to Ancillary Products as set forth in Sections 1.1.

3.4. Each Party shall promptly disclose in writing to the other all Improvements and provide reasonably detailed invention disclosures, data, and supporting documentation sufficient for evaluation and, as applicable, patent filing and freedom-to-operate analyses in the Territory or outside the Territory, as the case may be.

3.5. During the Distribution Term, NIT shall have the first right, but not the obligation, to enforce any patent rights licensed to it hereunder covering the Products, Ancillary Products, or Improvements in the Field within the Territory, at its sole cost and expense. In the event that NIT elects to exercise such enforcement right, NIT shall be responsible for all costs and expenses incurred by Emmaus in connection with such enforcement, including but not limited to reasonable attorneys’ fees and other out-of-pocket expenses. NIT shall keep Emmaus reasonably informed of the status and progress of any such enforcement action and shall consider in good faith any comments or input provided by Emmaus. Any recovery obtained as a result of such enforcement action, whether by way of settlement, license, damages award, or otherwise, shall first be applied to reimburse each Party for its respective out-of-pocket costs and expenses incurred in connection with such enforcement; thereafter, any remaining proceeds shall be allocated seventy percent (70%) to NIT and thirty percent (30%) to Emmaus.

4. License for Compliance

4.1. Subject to the terms of this Agreement, upon the Effective Date Emmaus shall and hereby does grant during the Distribution Term to NIT a limited, non-transferable, irrevocable (during the Distribution Term) license solely to use Emmaus’s regulatory authorizations and related rights, including but not limited to its rights as NDA holder under the Federal Food, Drug, and Cosmetic Act and associated regulations of the U.S. Food and Drug Administration and its successor agencies (“FDA”), labeling and packaging rights, and marketing approvals, to the extent necessary for NIT to:

(a) Register with applicable regulatory authorities, including but not limited to state and federal agencies, as the exclusive distributor of the Products and those Ancillary Products owned or controlled by Emmaus, as applicable, within the Field within the Territory;

(b) Comply with all applicable laws, regulations, and industry standards governing the distribution, marketing, sale, storage, labeling, packaging, transport, and pharmacovigilance of the Products, including making all required regulatory filings, reports, registrations, and notifications necessary to obtain, demonstrate, or maintain legal authority or compliance within the Field within the Territory; and

(c) Provide documentation or communications to regulatory authorities or third parties as necessary to evidence NIT’s rights and responsibilities under this Agreement.

All other regulatory approvals and related rights not expressly granted herein remain with Emmaus, and NIT shall not sublicense, assign, or otherwise transfer these limited compliance rights without Emmaus’s prior written consent, except that NIT may grant such rights to its Affiliates and approved sub-distributors solely as necessary to perform activities on NIT’s behalf in the Territory, provided that NIT remains responsible for their compliance hereunder.

4.2. NIT may, during the Distribution Term or, with Emmaus’ prior written approval, prior to the Distribution Term, make distributor registrations, state licensing, reports, and notifications as required to evidence its role as exclusive distributor in the Territory, provided such actions are consistent with Emmaus’s status as NDA holder and marketer of an authorized generic thereunder and applicable law. For clarity, Emmaus, as NDA holder and marketer of an authorized generic thereunder, retains ultimate control over interactions with FDA relating to the NDA and such generic, including post approval changes, supplements, annual reports, and safety reporting, in accordance with applicable law. Emmaus further retains all regulatory responsibilities and obligations under applicable law arising from its status as NDA holder and marketer of an authorized generic thereunder and, as applicable, NDC owner and labeler of record for the Products. Emmaus shall not be required to assign or delegate any such non-transferable regulatory obligations, and NIT acknowledges it shall not assume or perform any such responsibilities. Each Party shall be responsible for, and shall bear, its own fees and out-of-pocket costs associated with the regulatory filings, reports, licenses, and notifications that are allocated to such Party under this Agreement, except as the Parties may otherwise agree in writing. NIT shall timely provide data and support reasonably requested by Emmaus for such regulatory obligations, and Emmaus shall reasonably cooperate with NIT with respect to distributor registrations and licenses to the extent coordination with the NDA holder is required.

5. Regulatory Cooperation

5.1. General Cooperation

Emmaus agrees to cooperate in good faith with NIT, providing all necessary data, documents, authorizations, and information in a timely manner to enable NIT to perform its rights and obligations under this Agreement, including all regulatory, marketing, distribution, and pharmacovigilance activities related to the Products, and those Ancillary Products owned or controlled by Emmaus, within the Field in the Territory.

5.2. NDC Number and Labeler Code Registration

5.2.1. Emmaus shall cooperate, from and after the Execution Date, to facilitate the FDA’s assignment of a new labeler code and National Drug Code ("NDC") number identifying NIT,

as of the Effective Date, as the exclusive distributor of the Products within the Field in the Territory. Emmaus shall submit the labeler code request as soon as practicable following the Effective Date and use Commercially Reasonable Efforts (as defined below) to secure assignment and confirmation by the Effective Date. Following assignment, Emmaus shall promptly submit or update the drug listing information with the FDA reflecting NIT as the labeler and distributor of the Products within the Field in the Territory, consistent with FDA requirements to maintain regulatory compliance.

5.2.2. During that portion of the Distribution Term commencing on the Effective Date and continuing until Emmaus’s completion of submission and confirmation of the drug listing update reflecting NIT’s rights (the “Transition Period”), NIT may distribute, market, and commercialize the Products within the Field in the Territory using Emmaus’s existing NDA number and labeler code, provided all applicable regulatory requirements and state registrations are satisfied, and to the extent otherwise permitted by law. During the Transition Period, Emmaus shall promptly provide NIT with a written authorization letter or equivalent documentation, if applicable, enabling NIT to obtain all necessary state registrations and legal authorizations required to distribute, market, and sell the Products in the Territory in the Field.

5.2.3. The failure of Emmaus to use Commercially Reasonable Efforts to complete the labeler code assignment and drug listing update within sixty (60) calendar days following the Effective Date shall constitute a material breach, subject to the cure provisions of Section 17.2.

5.3 Authorized Distributor of Record (ADR) Designation

5.3.1. Within thirty (30) calendar days following the Effective Date, Emmaus shall use Commercially Reasonable Efforts to designate NIT as the sole Authorized Distributor of Record (“ADR”) for the Products within the Field in the Territory under this Agreement. Emmaus shall update its list of ADRs accordingly and submit all updates and notices required under 21 CFR §203.50(d) to ensure FDA records and internal documentation reflect NIT’s exclusive ADR status within the Field in the Territory during the Distribution Term.

5.3.2. Upon such designation of NIT as ADR within the Field in the Territory, Emmaus shall use Commercially Reasonable Efforts to terminate any direct supply to previous ADRs for the Products within the Field in the Territory. To the extent termination of direct supply has not occurred after such designation, Emmaus shall use Commercially Reasonable Efforts not to further supply previous ADRs within the Field in the Territory and shall not renew agreements with such previous ADRs and shall take commercially reasonable actions to cause such agreements not to renew. Notwithstanding the foregoing, former ADRs may continue to operate as secondary wholesalers or sub-distributors, provided they hold valid licenses and maintain full compliance with the Drug Supply Chain Security Act (DSCSA), including verification of product identifiers.

5.3.3. During the Distribution Term, Emmaus shall not appoint any other ADR or sell the Products directly within the Field in the Territory.

5.3.4. All ADR designations and related obligations shall comply with the FDA’s Prescription Drug Marketing Act and its implementing regulations, including 21 CFR §§203.3(u) and 203.50(d), which require manufacturers to maintain and update current ADR lists and make them available for inspection by FDA.

5.3.5. Failure by Emmaus to perform any of the obligations set forth in this Section shall constitute a material breach of this Agreement, subject to the cure provisions of Section 17.2.

5.4. Regulatory Responsibilities as NDA Holder

5.4.1. Upon the Effective Date, Emmaus shall and hereby does grant to NIT an irrevocable (during the Distribution Term) right of reference and access to the NDA and all related regulatory files for the Products within the Field in the Territory. Emmaus shall execute and deliver to the FDA, within five (5) business days of NIT’s written request during the Distribution Term, all Letters of Authorization, attestations, and other documents reasonably necessary to permit the FDA to correspond directly with NIT (and NIT’s designated contract manufacturing organizations or regulatory consultants) on matters relating to the NDA in the Territory, without limiting Emmaus’s own rights to correspond with the FDA.

5.4.2. Emmaus shall maintain the NDA in good regulatory standing, including timely submission of annual reports, labeling updates, post-marketing commitments, and all other required regulatory documentation, to ensure ongoing compliance and continued market authorization for the Products within the Field. Emmaus shall notify NIT within five (5) business days of any regulatory actions, notices, or requests from the FDA that would reasonably be expected to adversely impact the NDA’s status.

5.4.3. Emmaus shall promptly notify NIT of all FDA communications, inspections, Form 483 observations, recalls, or safety findings relevant to the Products within NIT’s Territory and Field, and NIT shall respond timely and maintain regulatory compliance. Such notifications shall occur within three (3) business days of receipt by Emmaus.

5.5. If and when NIT elects, during the Distribution Term, to pursue marketing approval for the Product within the Field in any region within the Territory other than the United States, Emmaus shall reasonably cooperate with NIT by supplying, to the extent within its possession or Control, existing Product-related data, information, and technical materials consistent with the type of support Emmaus provides for U.S. regulatory matters, and solely to the extent such materials are reasonably required for NIT’s regulatory submissions in such region.

6. Trademark License

6.1. Subject to the terms of this Agreement, upon the Effective Date Emmaus shall and hereby does grant to NIT an exclusive (subject only to the limited exception described below), sublicensable license, to use the trademark ENDARI (the “Licensed Mark”) solely for the purpose of marketing, promoting, distributing, and packaging the Products in the Field in the Territory during the Distribution Term. For clarity, NIT may permit its wholesalers, sub-distributors, 3PL providers, warehouses, specialty pharmacies, and other service providers to use the Licensed Mark as provided above solely on NIT’s behalf and under NIT’s control, and such use shall not constitute a sublicense. Notwithstanding anything to contrary, in the event of any bankruptcy or insolvency proceeding involving Emmaus, this license shall survive such event to the fullest extent permitted by law.

6.2. All right, title, and interest in and to the Licensed Mark shall remain exclusively with Emmaus. Any goodwill generated from NIT’s use of the Licensed Mark shall inure solely to Emmaus. Nothing in this Agreement grants NIT any ownership or registration rights in the Licensed Mark.

6.3. NIT shall ensure all marketing materials, labeling, and packaging bearing the Licensed Mark conform to Emmaus’s quality standards, packaging guidelines, and regulatory compliance requirements and shall submit representative samples of proposed packaging and promotional materials for Emmaus’s written approval prior to commercial use and promptly implement any reasonable changes Emmaus requests. In the event NIT desires any changes to any of the foregoing that require regulatory approval by the FDA or other governmental agency, NIT shall bear the costs of obtaining any such approvals and reimburse Emmaus for costs and expenses it incurs to obtain such approvals. NIT shall not alter, abbreviate, or distort the Licensed Mark or combine it with other marks without Emmaus’s prior written consent. Emmaus shall provide approval or reasonable comments within ten (10) business days of receipt.

6.4. Upon termination of this Agreement, except in the event of bankruptcy or insolvency proceedings involving Emmaus, NIT shall immediately cease all use of the Licensed Marks and destroy or return all materials bearing the Licensed Mark per Emmaus’s instructions, provided that, if the Agreement terminated after the Effective Date, NIT may continue limited use of the Licensed Marks solely to effect an orderly sell-off of remaining inventory in accordance with Section 17.6.

6.5. The Parties acknowledge that NIT may desire to market, distribute, and sell the Products during the Distribution Term under private labels owned or Controlled by NIT. The Parties agree to, upon NIT’s written request, negotiate in good faith and use Commercially Reasonable Efforts to enter into a separate, written agreement governing the private labeling of Products by NIT during the Distribution Term (the “Private Label Agreement”). NIT shall have the right to request the negotiation of such Private Label Agreement at any time during the Term of this Agreement, provided that in no event shall such Private Label Agreement be effective prior to the Effective Date. Emmaus agrees that it shall not unreasonably withhold, delay, or condition its consent to enter into the Private Label Agreement. Until such Private Label Agreement is executed and effective, NIT’s right to market Products under private labels during the Distribution Term shall be subject to prior written approval by Emmaus, which approval shall not be unreasonably withheld, delayed, or conditioned, and compliance with the quality control and regulatory provisions of this Agreement. The Parties shall commence negotiations within fifteen (15) days of NIT’s written request for negotiation of the Private Label Agreement.

7. Inventory Transfer

The Supply Agreement (as defined in Section 9.1), shall include mutually agreed upon terms regarding the transfer of existing inventory of Products to NIT on or promptly after the Effective Date, including the price to be paid by NIT per carton of Product so transferred.

8. Joint Steering Committee (JSC)

8.1. Promptly following the Execution Date, the Parties shall establish a Joint Steering Committee (“JSC”) comprised of two (2) representatives appointed by each Party.

8.2. The JSC shall meet at least quarterly, or more frequently as mutually agreed, to review and discuss commercial performance, supply planning, regulatory updates, and ongoing collaboration matters related to the Products and Ancillary Products in the Territory.

8.3. The JSC shall serve as the primary forum for coordinating activities under this Agreement and facilitating open communication on key strategic, operational, and regulatory topics. The JSC shall oversee joint planning of commercial, supply chain, and regulatory activities and shall seek to resolve issues and make recommendations in these areas.

8.4. All decisions of the JSC shall be made by mutual agreement of the appointed representatives. In the event of a disagreement, the Parties shall escalate the matter to their respective senior management for resolution.

8.5. Each Party shall bear its own costs and expenses associated with its participation in the JSC.

8.6. The JSC may establish subcommittees or working groups as necessary to address specific topics, subject to mutual agreement. Minutes of all JSC meetings shall be prepared and circulated promptly to all members.

8.7. Notwithstanding anything to the contrary herein, the JSC shall serve in an advisory and coordinating capacity only and shall not have the authority to amend, modify, or waive any terms of this Agreement, nor to make any decisions that are binding on either Party except as expressly set forth herein. Any such amendments, modifications, or waivers must be duly executed in writing by authorized representatives of both Parties.

9. Supply, Quality, and Pharmacovigilance

9.1. Within thirty (30) calendar days following the Execution Date, the Parties shall negotiate in good faith definitive agreements for: (a) a Supply Agreement setting forth the terms for manufacture, supply, pricing (including Cost of Goods plus twenty percent (20%) margin), delivery, and purchase of the Products and Ancillary Products, the form of which shall, upon the mutual written agreement of the Parties but without the need for a formal amendment hereto, be attached hereto as Exhibit A (the “Supply Agreement”); (b) a Quality Agreement detailing quality assurance, control, and compliance obligations aligned with all applicable regulatory standards, including GMP, the form of which shall, upon the mutual written agreement of the Parties but without the need for a formal amendment hereto, be attached hereto as Exhibit B (the “Quality Agreement”); (c) a Pharmacovigilance Agreement specifying the respective pharmacovigilance responsibilities of the Parties relating to the Products and Ancillary Products, the form of which shall, upon the mutual written agreement of the Parties but without the need for a formal amendment hereto, be attached hereto as Exhibit C (the “Pharmacovigilance Agreement”); and (d) a Commercial Personnel Services Agreement detailing the provision by NIT of certain commercial services to Emmaus, during the period of the Term prior to the Distribution Term (the “Commercial Personnel Services Agreement”, and, collectively with the Supply Agreement, the Quality Agreement, and the Pharmacovigilance Agreement, the “Ancillary Documents”). Notwithstanding anything to the contrary in this Agreement, during the Distribution Term, in the event of any conflict or inconsistency between the terms of this Agreement and the provisions of the Ancillary Documents, such provisions in the respective Ancillary Documents shall govern and control in their respective subject matters.

9.2. The Supply Agreement shall, among other customary and reasonable terms for agreements of such type mutually agreed upon by the Parties, provide that (a) Emmaus shall be the exclusive supplier of the Products to NIT throughout the Distribution Term and shall not supply, sell, or distribute the Products directly or indirectly to any third party for sale or distribution in the Field in the Territory without NIT’s prior written consent; (b) NIT shall purchase the Products exclusively from Emmaus for commercial sale in the Field in the Territory during the Term; and (c) the Parties shall negotiate in good faith any material changes in pricing, manufacturing costs, or supply conditions that impact the commercial viability of the Products in the Field in the Territory. The transfer price for the Products shall be set forth in the Supply Agreement.

9.3. The Supply Agreement shall further provide for NIT’s ability to procure Product from Emmaus’s contract manufacturer or, subject to regulatory approval, alternative manufacture, in the event of a failure by Emmaus to supply Product in accordance with the applicable specifications and delivery schedule under the Supply Agreement, subject to cure by Emmaus, and solely during the period of Emmaus’s failure to so supply the Product.

9.4. The Supply Agreement shall further provide that (a) Emmaus shall not assign, subcontract, delegate, or otherwise transfer its supply obligations or rights under the Supply Agreement without NIT’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and (b) customary indemnification obligations for agreement of such type by both parties, including indemnification by Emmaus, subject to customary limitations, for losses incurred by NIT arising out of third party claims due to (i) defects in the Product design, manufacturing, packaging, or labeling prior to delivery to NIT of Products thereunder; and (ii) failure by Emmaus to comply with applicable laws and regulatory requirements related to the manufacture and supply of the Products thereunder.

9.5. Recalls

The Parties acknowledge the importance of effective and coordinated action in the event of any recall, withdrawal, field correction, or market removal (“Recall”) of the Products for safety, quality, or regulatory reasons. In the event of a Recall, the Parties shall cooperate fully and in good faith to jointly evaluate, manage, and execute the Recall, including communications with regulatory authorities, customers, and other stakeholders. Decisions regarding the initiation, scope, timing, and conduct of any Recall shall be made jointly by the Parties, with mutual consultation and agreement, except where immediate action is mandated by a competent regulatory authority or prescribed in the Quality Agreement. The Parties agree to allocate all direct and reasonably incurred costs and expenses arising from a Recall in proportion to the responsibility or fault of each Party, or as otherwise mutually agreed in writing, including in the Quality Agreement. Emmaus shall promptly notify NIT of any event reasonably likely to result in a Recall, and NIT shall have the right to audit and verify Recall-related activities and costs to the extent provided in the Quality Agreement. The Parties shall document their Recall procedures and responsibilities in the Quality Agreement, which shall further govern the handling of Recalls.

10. Assignment or Novation of Third-Party Agreements; Employee Transfers

10.1. Emmaus shall, prior to the Effective Date, use Commercially Reasonable Efforts to effectuate the assignment or novation of, or assist NIT to execute new, agreements with all third parties with whom Emmaus currently has an effective agreement or with whom Emmaus is currently in the process of negotiating an agreement, to the extent such agreements are relevant to the marketing, sale, distribution or commercialization of the Products or Ancillary Products in the Field in the Territory, which third parties may include but which are not limited to, Group Purchasing Organizations, Pharmacy Benefit Managers, Third-Party Logistics providers, sub-distributors, and other relevant entities necessary for NIT to assume and maintain its role as the exclusive distributor of the Products in the Field in the Territory (“Vendor Agreements”), except for any specific Vendor Agreements agreed upon by the Parties in writing. Emmaus makes no representation, warranty, covenant or guarantee that any particular result, whether that be assignment, novation, or NIT’s execution of a new agreement, shall be achieved with respect to such Vendor Agreements.

10.2. For the purposes of this Agreement,

Notwithstanding any other definition herein, for purposes of this Agreement, "Commercially Reasonable Efforts" shall mean, with respect to a Party's obligations hereunder, such efforts and resources as a similarly situated company in the pharmaceutical industry would use for a product at a similar stage in its lifecycle and with similar commercial potential, taking into account efficacy, safety, competitive market conditions, proprietary position, regulatory status, and other relevant scientific, technical, and commercial factors. For clarity, the foregoing standard shall not permit a Party to avoid its obligations under this Agreement based solely on the financial burden of performance or the impact on such Party's business interests.

10.3. Both Parties shall promptly sign and deliver all necessary documentation to give effect to such assignments, novations, or agreements described in this Section 10.

10.4 Prior to the Effective Date, subject to applicable employment laws and any required consents, Emmaus shall use Commercially Reasonable Efforts to assist NIT’s hiring of Emmaus’s internal sales personnel engaged in the sale or promotion of the Products in the Field in the Territory (the “Sales Team”). The Parties shall cooperate in good faith to identify members of the Sales Team for potential transfer and to coordinate the timing, terms, and structure of such transfer. NIT shall have sole discretion to determine whether to offer employment to any such individuals and the terms of such employment. Emmaus represents and warrants that it shall not impede or disadvantage any Sales Team member who consents to transfer. NIT shall not be obligated to assume any liabilities or obligations related to such personnel prior to the effective date of their employment with NIT. Emmaus makes no representation, warranty, covenant or guarantee that any of its personnel, including the Sales Team, will agree to accept an offer of employment or engagement by NIT or, in the event they accept such employment or engagement, continue to remain employed or engaged for any period of time. Emmaus shall not have any liabilities or obligations related to such personnel after the effective date of termination of their employment or engagement with Emmaus.

11. NDA Transfer

11.0 NDA ROFR.. Emmaus hereby grants, during the Term, a right of first refusal to NIT to acquire any or all of Emmaus’ Rights to the NDA for the Product for use in the Territory (the “NDA Rights”) in the event that Emmaus receives an offer from a third party to engage in a transaction that would result in the sale, transfer, assignment or other disposition of the NDA for the Product for use in the Territory (the “NDA Rights ROFR”). Upon receipt of any such offer, Emmaus will promptly inform NIT of the material terms of such offer in writing, and NIT will have 30 days from its receipt of such notice (the “NDA Rights ROFR Notice”) to inform Emmaus of its intent to either waive or exercise its NDA Rights ROFR, subject to agreement of the Parties on the terms of such acquisition, provided that such terms shall be on terms substantially similar to those set forth in the NDA Rights ROFR Notice. In the event that NIT exercises its NDA Rights ROFR, the Parties agree to negotiate in good faith to close the acquisition of the NDA Rights within 60 days from the date of NIT’s notice to Emmaus of its intention to exercise the NDA Rights ROFR. In the event NIT fails to respond within such 30-day period or indicates its desire not to acquire the NDA Rights, or the Parties are unable to close such acquisition within the 60-day period, Emmaus may proceed with the proposed transaction with such third party at any time within six (6) months after NIT’s failure to respond, negative response or termination of negotiations. In the event that Emmaus has not closed the acquisition by such third party within such six-month period, on substantially the same other terms and conditions as contained in the NDA Rights ROFR Notice (or terms and conditions better for Emmaus, taken as a whole) Emmaus shall again provide NIT with the notice and offer set forth in this Section 11.0 prior to proceeding with the contemplated disposition of the NDA Rights or another disposition of the NDA Rights.

For the avoidance of doubt, this Section 11.0 shall not apply to any Change of Control of Emmaus (as defined in Section 11.3) or any transaction in which the NDA is transferred as part of a sale of all or substantially all of Emmaus's assets or equity interests; provided that in any such transaction, the acquirer shall assume Emmaus's obligations under this Agreement.

11.1. Upon the occurrence of a Trigger Event (as defined below) after the Effective Date and prior to completion of an NDA transfer under Section 11.2 or Section 11.3, NIT shall have the right to temporarily assume or direct performance of day to day NDA maintenance activities for the Territory, directly or through a qualified CMO or regulatory consultant engaged by NIT, to the extent permitted under applicable law and necessary to ensure continuous regulatory compliance and uninterrupted market authorization for the Products in the Field in the Territory. Emmaus shall reasonably cooperate (at its cost if the Trigger Event is caused by Emmaus; otherwise at NIT’s cost) to facilitate such step‑in, including providing current NDA modules, CMC files, labeling, safety reports, stability data, and correspondence history reasonably required for continuity. For clarity, any step-in under this Section is temporary and does not and shall not, transfer legal ownership of the NDA.

11.2. If, after the Effective Date: (a) Emmaus is a debtor in a bankruptcy or insolvency proceeding and the estate elects to assume and assign this Agreement (or a successor agreement governing NDA rights) in accordance with applicable bankruptcy law, Emmaus (or its trustee/debtor in possession) shall use Commercially Reasonable Efforts to assign the NDA to NIT to the extent permitted by law and subject to FDA acceptance; or (b)(i) Emmaus is unable or unwilling to maintain the NDA in regulatory good standing for the Territory (including failure to submit required reports or to sustain a qualified manufacturing site) and such failure remains uncured for thirty (30) days after written notice (or such shorter period as required by FDA) or (ii) Emmaus documents abandonment of NDA maintenance for the Territory (e.g., written notice of discontinuation or cessation of required filings);then Emmaus shall execute all documents reasonably necessary to effect transfer of the NDA to NIT, subject in all cases to FDA acceptance. Any assignment hereunder shall be contingent upon and effective only upon FDA’s approval and/or acknowledgment of the transfer. Each of the events in (a – b) are referred to as a “Trigger Event.”

11.3. In the event Emmaus undergoes a Change of Control, Emmaus shall use Commercially Reasonable Efforts to cause the successor to assume Emmaus’s obligations under this Agreement. The Parties acknowledge that a Change of Control does not, by itself, effectuate NDA assignment; however, upon NIT’s written request within ninety (90) days after such Change of Control, the Parties shall in good faith discuss transfer of the NDA to NIT. Any assignment shall be subject to FDA acceptance. This covenant is aimed at ensuring continuity and cooperation rather than creating a per se automatic transfer upon Change of Control. For purposes of this Agreement, "Change of Control" means the first occurrence of any of the following events after the Effective Date:

(a) The acquisition by any person or group of persons acting in concert of ownership or voting power exceeding 50% of the voting securities of Emmaus;

(b) A merger, consolidation, or reorganization of Emmaus where the pre-existing owners do not maintain ownership of at least 50% of the voting securities of the surviving or resulting entity; or

(c) The sale or other disposition of all or substantially all of Emmaus’s assets.

11.4. The Parties acknowledge that any NDA assignment or transfer is subject to FDA’s jurisdiction and administrative processes and will become effective only upon FDA’s acknowledgment and/or acceptance. The Parties shall execute such further instruments, and make such joint submissions and notifications to FDA, as are reasonably necessary to implement a transfer approved or accepted by FDA. For the avoidance of doubt, nothing herein shall be construed to require actions prohibited by law or to limit the authority of a bankruptcy court.

11.5. Upon any transfer pursuant to Section 11.2 or Section 11.3 or step-in pursuant to Section 11.1, Emmaus shall provide a current and complete electronic copy of the NDA (including all available eCTD modules and correspondence logs for the Territory), regulatory master files under Emmaus’s Control relevant to the Products, and reasonable technical assistance to support continuity. Costs of transfer (including FDA user fees, if any) shall be borne by: (a) Emmaus where the Trigger Event arises from Emmaus’s bankruptcy, default, or abandonment; or (b) NIT in all other circumstances.

12. Fees and Royalty Payments

12.1. Fees

In partial consideration of the rights granted to NIT under this Agreement, NIT shall pay Emmaus a total fee of [***] million dollars ($[***],000,000) (the “Upfront Fees”), payable as set forth in this Section 12.1.

(a) Execution Date Payment: On the Execution Date, NIT shall pay Emmaus [***] million dollars ($[***],000,000) of the Upfront Fees, by wire transfer of immediately available funds to an account designated by Emmaus.

(b) Effective Date Payment: Within five (5) business days after the Effective Date or invoice receipt date (whichever comes later), NIT shall pay Emmaus the remaining [***] million dollars ($[***],000,000) of the Upfront Fees, by wire transfer of immediately available funds to an account designated by Emmaus, of which one million dollars ($1,000,000) shall be used for Emmaus to subscribe to NIT's newly issued shares pursuant to the Subscription Agreement to be executed after the stock price and number of shares are fixed following the Effective Date as set forth herein, with such issue price per share determined based on the day immediately preceding the date of the resolution of the Board of Directors of NIT approving the issuance, which shall be the Effective Date, using a weighted average market price of NIT’s common shares as further detailed in the Subscription Agreement.

12.2. Royalties on License

In addition to the Upfront Fees, NIT shall pay Emmaus, in cash, royalties equal to [***] percent ([***]%) of Net Sales of the Products and those Ancillary Products owned or controlled by Emmaus during the Distribution Term. For purposes of this Agreement, “Net

Sales” means the Gross Amount invoiced by NIT and its Affiliates and sublicensees to third parties for all sales of Products and Ancillary Products during the Distribution Term, less contractual discounts and rebates, actual returned goods, actual discounts allowed to governmental agencies, and any allowances or rebates to help patients directly (i.e. copayment program). Sales of Products or Ancillary Products by NIT, or its Affiliates and sublicensees to any Affiliate or sublicensee which is a reseller thereof shall be excluded from the definition of “Net Sales”, and only the subsequent sale of such Products or Ancillary Products by Affiliates or sublicensees to unrelated parties shall be deemed Net Sales hereunder. For purposes of this Agreement, “Gross Amount” means an amount equal to the wholesale acquisition cost per Product/Ancillary multiplied by the quantity of Product/Ancillary Product sold. If a Product or Ancillary Product is sold or provided as part of a system, package, or combination product or service that involve one or more products or services not covered by the definition of Product or Ancillary Product (each, a “Combination Product”), Net Sales shall be calculated by multiplying the Net Sales of such Combination Product, by the fraction A/B, where “A” is the price of the Product or Ancillary Product included in such Combination Product when sold separately from any other products or services not covered by the definition of Product or Ancillary Product, and “B” is the price of the Combination Product. In the event that no market price is available for the Product or Ancillary Products included in such Combination Product when supplied or priced separately, the Parties shall determine in good faith the fair market value thereof. Royalties shall be calculated quarterly and paid within thirty (30) days after the end of each quarter of each Calendar Year, accompanied by a written sales and payment report. Sales reports shall include, at a minimum, the following: customer name, order number (PO), order date, invoice number, invoice date, sales price, quantity sold, gross sales and item description (and Product code that would be identifiable between brand and authorized generic). Payment reports shall include, at a minimum, the following: vendor name, invoice number/credit memo number, invoice date, invoice amount, description (period applied), units sold of product, and rate applied/contract price. “Calendar Year” means the twelve (12) consecutive calendar months beginning on January 1 and ending on December 31 of the same year. If the aggregate Net Sales for a Calendar Year is more than [***] million dollars ($[***]), the royalty rate for that Calendar Year shall be [***] percent ([***]%). Annual sales reconciliation shall occur yearly, applying the reduced royalty rate retroactively if the threshold is met, with any shortfall credited towards royalty payments in the following Calendar Year.

12.2A. Sublicense Revenue. In the event NIT grants any sublicense under this Agreement, NIT shall pay to Emmaus [***] percent ([***]%) of all Sublicense Revenue received by NIT from such sublicensee. 'Sublicense Revenue' means all upfront fees, milestone payments, and other non-royalty consideration received by NIT from sublicensees, excluding (i) royalties on Net Sales (which are subject to Section 12.2), (ii) amounts received for bona fide research and development services, and (iii) equity investments for which NIT pays fair market value.

12.3. Records and Audit Rights

NIT shall keep accurate records of Net Sales and royalties. Emmaus or its approved auditor may inspect such records once per calendar year, at Emmaus’s expense, with thirty (30) days’ written notice during regular business hours. The costs of any such audit shall be borne by Emmaus, unless as a result of such inspection it is determined that the amounts payable by NIT for the audited period are in error by greater than five percent (5%), in which case the costs of such audit shall be borne by NIT. Emmaus shall report the results of any such audit to NIT within forty‑five (45) days of completion. Thereafter, NIT shall promptly pay to Emmaus the amount of any underpayment discovered in such audit, or Emmaus shall credit to NIT against future royalty payments the amount of any overpayment discovered in such audit, as the case may be. In addition, NIT shall pay interest on any underpayment at the rate that is the lower of (i) two percent (2%) over the rate of interest announced by Bank of America in Los Angeles, California (or any successor in interest thereto or any commercially equivalent financial institution if no such successor exists) to be its “prime rate”, or (ii) the highest rate permitted by applicable law, from the date such amount was underpaid to the date payment is actually received.

12.4. Taxes and Withholding

All payments due shall be made free of deductions or withholdings unless required by law. If withholding is required, NIT shall gross up payment amounts so that Emmaus receives the full amount it would have received absent withholding.

13. Regulatory Cooperation and Consequences of Delay or Withholding

13.1. During the Distribution Term, Emmaus shall cooperate diligently with NIT in all regulatory interactions affecting the Products, including but not limited to labeling revisions, manufacturing changes, and safety communications impacting commercialization of the Products, and those Ancillary Products owned or controlled by Emmaus, in the Territory, as further described in the Ancillary Documents.

13.2. If Emmaus unreasonably delays, withholds, or refuses such cooperation, and such delay or refusal results in a failure to meet any applicable regulatory requirement or materially impairs NIT’s ability to perform its regulatory or distribution obligations, it shall constitute a material breach of this Agreement.

13.3. Upon written notice of such breach, Emmaus shall have thirty (30) days to cure. If the breach is not cured within the allowed period, NIT may: (a) suspend its performance under this Agreement until the breach is cured; (b) terminate this Agreement immediately upon written notice, with no further liability beyond accrued obligations; and (c) seek equitable or legal remedies, including specific performance or injunctive relief. Termination under this Section shall be without prejudice to NIT’s rights under Sections 11.

14. Support, Training, and Transition Services

14.1. During the period commencing on the Execution Date and continuing until the date that is (i) thirty (30) days after the Effective Date, with respect to all Support Services (as defined below) other than those described in Section 14.1(e), and (ii) ninety (90) days after the Effective Date, solely with respect to the Support Services described in 14.1(e) (the “Support Period”), Emmaus agrees to provide at NIT’s reasonable request, at no additional cost, reasonable support and training services intended to facilitate NIT’s successful launch and ongoing operation as the exclusive distributor (“Support Services”). Such Support Services shall include, without limitation:

(a) Assistance with regulatory and licensure applications and renewals, including wholesale distributor licensing and compliance with DSCSA;

(b) Training on product handling, serialization, product tracing, returns verification, and suspect/illegitimate product procedures consistent with FDA and state regulations;

(c) Operational guidance addressing inventory management, cold chain logistics, demand forecasting, and customer service best practices compliant with Good Distribution Practices (GDP);

(d) Commercial and marketing support to assist NIT in establishing relationships with sub-distributors, customers, and other stakeholders; and

(e) assistance and guidance regarding the invoice cycles with respect to Vendor Agreements transferred to NIT by Emmaus pursuant to Section 10.1.

After the end of the Support Period, any Support Services provided by Emmaus shall be provided pursuant to the terms of a services agreement (“Support Services Agreement”) to be negotiated in good faith and entered into by the Parties upon NIT’s request for Support Services after the Support Period. Such Support Services will be provided at Emmaus’ then-current standard rates. For the avoidance of doubt, neither Party shall have any obligation to enter into any Support Services Agreement, and Emmaus shall not have any obligation to provide Support Services after the end of the Support Period absent a mutually agreed upon and duly executed Support Services Agreement.

14.2. The Parties shall mutually agree upon reasonable, measurable performance targets related to NIT’s regulatory approvals, operational readiness, and commercial progress including, but not limited to:

(a) Achieving full compliance with DSCSA product serialization, traceability, and verification requirements;

(b) Establishing a functional inventory management system and secure supply chain operations within 12 months of the Effective Date.

Should NIT fail to meet any agreed targets or key objectives, the Parties shall negotiate in good faith potential adjustments to royalty rates or other commercial terms to address risks related to NIT’s experience level. Any such adjustments shall be documented in a written amendment signed by both Parties. These targets shall be clearly defined in writing and serve as the basis for regular performance reviews throughout the Term.

15. Conditions Precedent

The following conditions (the “Conditions Precedent”), shall be satisfied (or their satisfaction shall be waived by both Parties) prior to the Parties becoming obligated to select an Effective Date pursuant to Section 17.1:

15.1. Licensure and FDA Reporting

NIT shall have obtained all required wholesale distributor licenses in Maryland and shall deliver written confirmation of such licensure to Emmaus.

15.2 Each Party shall have delivered to the other Party duly executed copies of: (i) the Quality Agreement, (ii) the Supply Agreement, (iii) the Pharmacovigilance Agreement, (iv) the Commercial Personnel Services Agreement, and (v) the Subscription Agreement.

15.3. Supply Chain Stability

No disruptions, such as shipment delays, stockouts, or regulatory audit failures, that would reasonably be expected to have a material adverse effect on the commercialization of the Products shall have occurred.

16. Commercialization Responsibilities and Data Sharing

16.1. During the Distribution Term, except to the extent Emmaus is granted any such rights in this Agreement or any Ancillary Document, NIT shall have sole decision-making authority for all commercialization activities for the Products in the Territory, including but not limited to branding, medical and commercial strategies, pricing, formulary listing, coverage and reimbursement submissions, negotiations with public or private payers or purchasers, marketing initiatives, healthcare professional engagement, and provision of education, training, or medical information, all conducted in accordance with NIT’s standard operating procedures and applicable laws.

16.2. During the Distribution Term, except to the extent Emmaus is granted any such rights in this Agreement or any Ancillary Document, NIT shall be solely responsible for distribution, inventory management, returns, accounts receivable, and customer service for the Product within the Territory; provided, however, that NIT shall not assume any liabilities or obligations of Emmaus arising prior to the Effective Date or from any manufacturing, labeling, or regulatory deficiencies that occurred before such date.

16.3. Upon NIT’s written request, Emmaus shall provide NIT with all of Emmaus’s existing material health economics and outcomes research (HEOR), pricing, and other outcomes data relating to the Products relevant to payer engagement and reimbursement support to facilitate NIT’s commercialization of the Products, and shall furnish timely updates to such data and analyses developed after the Effective Date that are material to commercialization in the Field in the Territory, in each case subject to confidentiality obligations set forth herein. NIT shall likewise provide Emmaus, upon reasonable request, with aggregated commercialization performance and market-access data necessary to support global regulatory or pharmacovigilance reporting, subject to confidentiality obligations set forth herein.

17. Term and Termination
17.1. This Agreement commences on the Execution Date and shall continue in full force and effect until terminated in accordance with the terms of this Agreement (the “Term”). Notwithstanding the overall effectiveness of this Agreement as of the Execution Date, the effectiveness of certain terms, conditions, provisions, rights, duties and/or obligations, as set forth in this Agreement, shall apply and become effective on such date, as the Parties may mutually agree, after the date that all Conditions Precedent (as defined in Section 15) have been satisfied or waived, which mutually agreed upon date shall be no more than thirty (30) days after the satisfaction or waiver of all Conditions Precedent (such date, the ”Effective Date”). That portion of the Term commencing on the Effective Date and continuing through the end of the Term is referred to herein as the “Distribution Term.”

17.2. Either Party may terminate this Agreement for material breach (which (i) includes, for the avoidance of doubt, but is not limited to, the failure to pay an portion of the Upfront Fees or to issue the NIT shares pursuant to the Subscription Agreement, and (ii) excludes, for the avoidance of doubt, the failure to agree on the terms of an Ancillary Agreement, unless such failure was due to the breaching Party’s failure to engage in good faith negotiations with respect thereto) by providing written notice to the other Party; provided the breaching Party shall have thirty (30) days from receipt of such notice to cure the breach to the reasonable satisfaction of the nonbreaching Party. If the breach is not cured within such period, termination becomes effective upon written confirmation by the nonbreaching Party.

17.2A Economic Remedies. Notwithstanding Section 17.2, in the event of Emmaus's failure to perform the obligations set forth in Sections 5.2 (NDC Assignment), 5.3 (ADR Designation), or 13 (Regulatory Cooperation), which is not cured within thirty (30) days of written notice from NIT reasonably describing such failure, NIT may elect, in its sole discretion and in lieu of termination, to suspend all royalty payments under Section 12.2 for a period of up to six (6) months (the "Extended Cure Period"). If such failure remains uncured at the end of the Extended Cure Period, NIT may (a) terminate this Agreement pursuant to Section 17.2, or (b) exercise any other rights available at law or equity. Such suspension of royalties shall not constitute a breach by NIT of any payment obligation hereunder, provided that, at the end of the Extended Cure Period any royalties that would have accrued during the Extended Cure Period but for the suspension shall become due and payable as provided in this Agreement.

17.3. Notwithstanding the foregoing, either Party may terminate this Agreement immediately upon written notice in the event of: (a) fraud or willful misconduct by the other Party in connection with the Products; (b) a regulatory action that prohibits further commercialization of the Products in the Territory for twelve (12) consecutive months; (c) the other Party’s material violation of applicable anti‑corruption, trade control, or sanctions laws; (d) rejection of this Agreement by the other Party (as debtor) in bankruptcy; or (e) any other event specifically and expressly stated in this Agreement as a ground for immediate termination.

17.4. Either Party may terminate this Agreement in the event that the Effective Date has not occurred by the first day of the fourth calendar quarter of calendar year 2026 (the “Outside Date”) by reason of the failure to satisfy the Conditions Precedent by the Outside Date, if such failure is not primarily attributable to such Party, including failure to use Commercially Reasonable Efforts to satisfy the Conditions Precedent. For clarity, with respect to the Condition Precedent requiring NIT to obtain the Maryland state wholesale distributor permit, the failure to satisfy such Condition Precedent shall not serve as a basis for termination for purposes of this Section if (a) NIT has submitted a complete permit application by the first day of the second calendar quarter of calendar year 2026, (b) the permit application has not been denied or rejected, and (c) the permit has not actually been issued by the Outside Date due to reasons outside of NIT’s control. In addition, if (i) NIT has not obtained such permit by the first day of the fourth calendar quarter of calendar year 2027 and (ii) such failure does not serve as a basis for termination due to satisfaction of the conditions therefor in the immediately preceding sentence, then the Parties shall discuss in good faith alternative arrangements for a period of at least sixty (60) days, provided that, if the Parties fail to agree on alternative arrangements during such sixty (60)-day period and the permit has still not been issued, either Party may terminate this Agreement on written notice to the other.

17.5 Effective of Termination

(i) Upon termination of this Agreement for any reason:

(a) each Party shall promptly return or destroy any Confidential Information (as defined below) of the other Party in its possession, except as otherwise required by law and each Party may retain one (1) archival copy solely for legal and compliance purposes, subject to ongoing confidentiality obligations; and

(b) termination shall not relieve either Party of any obligations accrued prior to the effective date of termination, including any payment obligations or indemnities that, by their nature, are intended to survive termination.

(ii) Upon termination of this Agreement prior to the Effective Date by NIT pursuant to (x) Section 17.2 or Section 17.3(a), (c) or (d) for any reason (including, for the purposes of Section 17.2, Emmaus’s refusal to mutually agree on an Effective Date despite the satisfaction of all Conditions Precedent), (y) Section 17.3(b) or (e) for reasons within the reasonable control of Emmaus and not the result of acts or omissions of NIT, or (z) Section 17.4 where the failure to satisfy the Conditions Precedent is primarily attributable to Emmaus, then Emmaus shall promptly refund to NIT the amount of the Upfront Fees previously paid to Emmaus hereunder, other than the amount of Upfront Fees paid to facilitate the transfer of Vendor Agreements transferred to NIT prior to such termination.

(iii) Upon termination of this Agreement after the Effective Date by NIT pursuant to Section 17.2 or Section 17.3(a), (c), or (d) for any breach or act primarily attributable to Emmaus, Emmaus shall promptly refund to NIT an amount equal to the product obtained by multiplying (x) (A) the Upfront Fees actually paid to Emmaus, less (B) that portion of the Upfront Fees used to purchase NIT shares, less (C) that portion of the Upfront Fees paid to facilitate the transfer of Vendor Agreements transferred to NIT prior to such termination, by (y) a fraction, (I) the numerator of which is the number of full months remaining in the initial two (2) year period following the Execution Date and (II) the denominator of which is twenty four (24).

17.6. Notwithstanding termination of this Agreement for any reason, provided that the Distribution Term has commenced prior to such termination, NIT’s rights to sell, distribute, and commercialize any existing inventory of the Products shall survive for a reasonable period (not to exceed six months) necessary to effect an orderly wind-down of the commercialization activities, provided that such sales are in compliance with applicable laws and regulations. All other provisions of this Agreement which by their nature and context are intended to survive termination, including without limitation confidentiality, indemnification, intellectual property protections, payment obligations accrued prior to termination, and dispute resolution, shall so survive.

17.7. Bankruptcy and Insolvency

The Parties acknowledge that a bankruptcy or insolvency proceeding of Emmaus may affect certain rights and obligations under this Agreement. To the fullest extent permitted by applicable law, and without limiting any rights available with respect to licenses or similar rights, the exclusive distributor status granted to NIT hereunder is intended to be preserved and remain effective notwithstanding any bankruptcy or insolvency proceeding involving Emmaus, provided NIT is not in material breach. Emmaus shall use Commercially Reasonable Efforts to support assumption or continuation of this Agreement, including the exclusive distribution rights granted to NIT. In the event of any bankruptcy or insolvency filing by or against Emmaus, the Parties shall cooperate in good faith to seek court approval or other necessary relief to preserve NIT’s exclusive rights, including providing adequate assurance of future performance as applicable. If this Agreement is rejected, terminated, or otherwise ceases to be effective as a result of Emmaus’s bankruptcy or insolvency, Emmaus shall promptly notify NIT, and the Parties shall negotiate in good faith alternative arrangements to protect NIT’s commercial interests in the Territory subject to applicable bankruptcy law and any required court approvals.

18. Confidentiality

18.1. Each Party agrees to keep confidential and not disclose to any third party any proprietary or confidential information received from the other Party in connection with this Agreement ("Confidential Information"). Confidential Information includes, but is not limited to, trade secrets, business plans, pricing terms, regulatory dossiers, clinical data, manufacturing processes, product formulations, and any other information identified as confidential or which, by its nature, should reasonably be understood to be confidential.

18.2. The obligation to maintain confidentiality shall continue during the Term and for a period of five (5) years following the termination of this Agreement, except that trade secrets and regulatory data shall remain confidential for so long as such information retains its confidential or proprietary status under applicable law.

18.3. Confidential Information may only be used strictly for purposes of performing or enforcing this Agreement and shall not be used, directly or indirectly, for any competitive or commercial purpose outside the scope of this Agreement.

18.4. Disclosure is permitted only to its Affiliates, and its and their respective employees, agents, consultants, and contractors (“”Representatives) on a need-to-know basis, provided that such Representatives are bound by confidentiality and non-use obligations no less restrictive than those of this Agreement, and provided further that the Party so disclosing Confidential Information of the other Party shall remain responsible for any breach of the confidentiality and non-use obligations hereunder by its Representatives. “Affiliate” means, with respect to a Party, any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party; where control means, for the purpose of this Section, the power, directly or indirectly, to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract, or otherwise, and shall be deemed to exist with the ownership of more than fifty percent (50%) of the voting securities or other ownership interests entitled to elect directors or the equivalent governing body.

18.5. Nothing herein shall prevent disclosure of Confidential Information where such disclosure is required by law, court order, or regulatory authority, provided the disclosing Party gives prompt written notice, to the extent legally permitted, to allow the other Party to seek protective measures, and provided further that, the disclosing Party shall limit such disclosure to the minimum necessary.

19. Insurance

19.1. NIT shall, at its own expense, maintain during the Term commercially reasonable insurance policies sufficient to cover its obligations and liabilities under this Agreement, including but not limited to:

(a) Commercial General Liability insurance with limits of at least $1 million per occurrence and $2 million aggregate;

(b) Product Liability insurance covering claims related to the distribution, marketing, or sale of the Products, with limits of at least $5 million aggregate;

(c) Workers’ Compensation insurance as required by applicable law;

(d) Any additional insurance required under applicable regulatory or contractual requirements.

19.2. Emmaus shall, at its own expense, maintain during the Term commercially reasonable insurance policies sufficient to cover its obligations and liabilities as the NDA holder and supplier of the Products, including but not limited to:

(a) Commercial General Liability insurance with limits of at least $2 million per occurrence and $4 million aggregate;

(b) Product Liability insurance covering claims arising from the manufacture, packaging, and supply of the Products, with limits of at least $5 million aggregate;

(c) Workers’ Compensation insurance as required by applicable law;

(d) Any clinical trials liability insurance, if applicable, and any additional insurance required by regulatory authorities or industry standards.

19.3. Certificates of insurance evidencing such coverage shall be provided by each Party upon request. Each Party shall provide the other with thirty (30) days’ prior written notice of any cancellation, non-renewal, or material change in such insurance coverage.

20. Indemnification

20.1. NIT agrees to indemnify, defend, and hold harmless Emmaus and its Affiliates, and their respective officers, directors, employees, and agents, ("Emmaus Indemnified Parties") from and against any and all third-party claims, damages, liabilities, losses, penalties, fines, costs, and expenses (including reasonable attorneys’ fees) to the extent arising out of or relating to:

(a) Any breach by NIT of its representations, warranties, or obligations under this Agreement;

(b) Negligence or willful misconduct of NIT or its personnel in the performance of this Agreement;

(c) NIT’s and its subdistributors’ marketing, sale, storage, or distribution of the Products or Ancillary Products, including but not limited to product liability claims to the extent arising from NIT’s acts or omissions, but excluding any claims resulting from the Product’s or Ancillary Product’s inherent defects or from Emmaus’s breach, negligence, or failure to comply with law;

(d) Any misuse or unauthorized use of the Licensed Mark or other Emmaus intellectual property in connection with NIT’s activities hereunder; or

(e) Failure by NIT to comply with applicable laws, regulations, or standards relating to its distribution, marketing, or sale of the Products and Ancillary Products.

20.2. Emmaus agrees to indemnify, defend, and hold harmless NIT and its Affiliates, and their respective officers, directors, employees, and agents, ("NIT Indemnified Parties") from and against any and all third party claims, damages, liabilities, losses, penalties, fines, costs, and expenses (including reasonable attorneys’ fees) to the extent arising out of or relating to:

(a) Any breach by Emmaus of its representations, warranties, or obligations under this Agreement;

(b) Negligence or willful misconduct of Emmaus or its personnel in the performance of this Agreement;

(c) Any claim alleging that the Products, Ancillary Products owned or controlled by Emmaus, or Licensed Mark, when used for the purposes contemplated under this

Agreement, infringe or misappropriate any third-party rights;

(d) Any government enforcement action, penalty, or third-party claim related to the Products, Ancillary Products owned or controlled by Emmaus, or NDA prior to NIT’s receipt thereof or resulting from Emmaus’s acts or omissions;

(h) Failure by Emmaus to comply with applicable laws, regulations, or standards relating to its distribution, marketing, or sale of the Products and Ancillary Products; or

(i) Emmaus’s failure, for reasons within its control, to maintain regulatory approvals in the Field in the Territory for the Products as required under this Agreement

20.3. The Party seeking indemnification under Section 20.1 or Section 20.2 (the “Indemnified Party”) shall provide the Party from whom such indemnification is sought (the “Indemnifying Party”) with prompt written notice of any claim for which indemnification is sought under this Agreement; provided, however, that the failure to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense or settlement of such claim. The Indemnifying Party shall have the right to control the defense and settlement of such claim, subject to the Indemnified Party’s right to participate in such defense at its own cost, provided that any settlement includes a full release of the Indemnified Party and does not impose any obligations, admissions, or liabilities on the Indemnified Party without its prior written consent.

21. Disclaimers and Limitation of Liability

21.1. Except as expressly provided in this Agreement, neither Party makes any warranties, express or implied, including warranties of merchantability, fitness for a particular purpose, or of non-infringement. The Products are supplied "as is" except as expressly warranted by Emmaus herein, and each Party hereby disclaims any other warranties related to the Products, the NDA, or the performance of their obligations under this Agreement.

21.2. In no event shall either Party or its Affiliates be liable to the other Party for any indirect, consequential, incidental, special, punitive, or exemplary damages, including loss of profits, revenue, or goodwill, arising out of or related to this Agreement, even if advised of the possibility of such damages. Except as otherwise provided in this Agreement, each Party’s aggregate liability to the other under this Agreement, whether in contract, tort, or otherwise, shall not exceed the total amount of all payments (including upfront fees, royalties, and any other amounts) made or payable by NIT to Emmaus under this Agreement as of the date of the claim, provided that this limitation shall not apply to:

(a) breach of confidentiality or non-use obligations set forth in Section 18;

(b) indemnification obligations set forth in Section 20; or

(c) a Party’s willful misconduct, gross negligence, or fraud.

22. Representations and Warranties

22.1. Emmaus represents and warrants that, as of the Effective Date and throughout the Term:

(a) It is the sole holder of the NDA and all regulatory approvals necessary to manufacture, supply, and distribute the Products within the Field in the Territory and the NDA is in good standing with the FDA, and, as of the Effective Date, Emmaus has received no written notice of any pending or threatened action to revoke, suspend, or materially limit the NDA;

(b) It has all necessary rights, licenses, and authority to grant the license as set forth herein;

(c) Neither Emmaus nor its officers or employees involved in the manufacture or supply of Products are debarred or subject to debarment under 21 U.S.C. §335a; and.

(d) as of the Effective Date, there are no pending or, to Emmaus’s knowledge, threatened, claims, actions, or investigations relating to the Products that have not been disclosed to NIT.

22.2. NIT represents and warrants that, as of the Effective Date and throughout the Term:

(a) It has all necessary rights and licenses granted under this Agreement to market, distribute, and sell the Products in the Field within the Territory;

(b) It shall use Commercially Reasonable Efforts to promote and sell the Products during the Distribution Term;

(c) It shall comply with all applicable laws, regulations, and industry standards in connection with its performance under this Agreement;

(d) It has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(e) It shall maintain all necessary permits, licenses, and authorizations required for the distribution and sale of the Products within the Territory;

(f) It shall use the Licensed Mark only in accordance with Emmaus’s reasonable trademark usage guidelines and shall not take any action that may harm or dilute their value;

(g) It shall maintain appropriate insurance coverage for its distribution and marketing activities as required by applicable law; and

(h) Neither NIT nor its officers, agents or employees involved in the distribution and sale of Products are debarred or subject to debarment under 21 U.S.C. §335a.

23. Compliance

23.1. Each Party shall comply, and shall cause its Affiliates, sublicensees, contractors, and agents to comply, with all applicable laws, rules, regulations, and industry codes, including without limitation:

(a) the United States Food, Drug, and Cosmetic Act and all regulations promulgated thereunder, including FDA requirements;

(b) the Anti-Kickback Statute and other applicable anti-corruption, trade control, and sanctions laws;

(c) pharmacovigilance and adverse event reporting obligations consistent with applicable regulatory requirements and the Pharmacovigilance Agreement;

(d) all applicable rules and regulations governing the promotion, marketing, detailing, advertising, and dissemination of information about the Product in the Territory.

23.2. Neither Party shall engage, directly or indirectly, in any conduct or practice prohibited by applicable law in connection with the promotion, marketing, or commercialization of the Products.

23.3. Each Party shall promptly notify the other of any governmental inquiry, investigation, warning, or enforcement action related to compliance with the foregoing laws, rules, and regulations.

24. Notice

24.1. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (collectively, "Notices") shall be in writing and shall be deemed delivered when sent by:

(a) personal delivery,

(b) certified or registered mail (postage prepaid, return receipt requested),

(c) a nationally recognized overnight courier (with all fees prepaid), or

(d) email or other electronic communication with confirmed receipt.

24.2. Notices shall be sent to the addresses or email addresses set forth below (or to such other address or email as a Party may designate by Notice in accordance with this Section):

(a) If to Emmaus: [name, address, email, attention]

(b) If to NIT: [name, address, email, attention]

24.3. Notice shall be deemed given:

(a) On the date of delivery if delivered personally;

(b) On the date confirmed received if sent by certified or registered mail or courier;

(c) On the date of transmission if sent by email, provided email is sent within the recipient’s regular business hours (9:00 a.m. to 5:00 p.m. recipient’s local time) and no bounce-back or error message is received. If sent outside of such hours, notice is deemed delivered on the next business day.

25. General Provisions

25.1. Entire Agreement
This Agreement, including all Exhibits and Schedules and the Ancillary Documents, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements, oral or written, regarding such subject matter.

25.2. Amendments
No modification, amendment, or waiver of any provision of this Agreement shall be effective unless in writing and signed by both Parties.

25.3. Effect of Headings

The headings and titles used in this Agreement are for reference and convenience only. They shall not affect the meaning, construction, or interpretation of any provision of this Agreement.

25.4. Assignment
Neither Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that either Party may assign this Agreement to an Affiliate or in connection with a merger or sale of substantially all its assets. In the case of an assignment to an Affiliate, the assigning Party shall remain responsible for the performance of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

25.5. Governing Law and Jurisdiction
This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to its conflict of laws principles. The Parties consent to the exclusive jurisdiction and venue of the courts located in the state of Delaware for any disputes arising out of or relating to this Agreement.

25.6. Dispute Resolution

25.6.1. The Parties agree to attempt in good faith to resolve any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or validity thereof (a “Dispute”), promptly through negotiations between senior representatives of each Party with authority to settle the Dispute.

25.6.2. If the Dispute cannot be resolved through negotiation within thirty (30) calendar days of written notice of the Dispute by one Party to the other, either Party may initiate any available legal or equitable remedies in the courts located in the state of Delaware, which shall have exclusive jurisdiction and venue as provided in Section 25.5.

25.6.3. Nothing in this Agreement shall preclude any Party from seeking, and each Party shall be entitled to seek, injunctive or other equitable relief in any court of competent jurisdiction to protect its intellectual property rights or confidential information pending resolution of the Dispute through negotiation or litigation.

25.7. Severability
If any provision of this Agreement is held invalid, illegal, or unenforceable, the remaining provisions shall continue in full force and effect, and the Parties shall negotiate in good faith a substitute provision to reflect the original intent.

25.8 Waiver
No waiver by either Party of any breach or default shall constitute a waiver of any subsequent breach or default, nor shall any delay or omission by either Party in exercising any right or remedy operate as a waiver thereof. No waiver shall be effective unless made in writing and signed by the Party granting such waiver.

25.9. Force Majeure

Neither Party shall be liable for any failure or delay in performance due to causes beyond its reasonable control, including acts of God, war, terrorism, strikes, pandemics, government actions, or natural disasters. The affected Party shall promptly notify the other Party of the occurrence of such an event and shall use Commercially Reasonable Efforts to resume performance as soon as practicable. If the force majeure event continues for more than ninety (90) days, either Party may terminate this Agreement upon written notice.

25.10. Counterparts and Electronic Signatures

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, electronic mail (including PDF), or other electronic means shall be deemed to be original signatures for all purposes of this Agreement and shall have the same legal effect, validity, and enforceability as original handwritten signatures. Delivery of an executed counterpart of this Agreement by electronic means shall constitute effective delivery of this Agreement.

25.11. Publicity

Neither Party shall use the name, logo, trademarks, or other identifying indicia of the other Party in any public announcement, press release, marketing material, or other form of publicity without the express prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may make such disclosures as required by law or judicial order, provided that, to the extent legally permissible, the disclosing Party provides prior written notice to the other Party to allow for protective measures.

25.12. Further Assurances

Each Party agrees to execute and deliver such further documents, instruments, and assurances, and to take such further actions, as may be reasonably requested by the other Party to carry out the intent and purpose of this Agreement and to give effect to its provisions, at no additional cost to the requesting Party.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Execution Date.

NeoImmuneTech, Inc. By: /s/TAE WOO KIM/ Name: Tae Woo Kim Its: Acting President and CEO	Emmaus Life Sciences, Inc. By: /s/WILLIS LEE Name: Willis Lee Its: CEO

SCHEDULE 1

Net Sales Targets

Calendar Year 2026 – [***]million Dollars ($[***],000,000) of Net Sales, pro rated for that portion of the Calendar Year where the Distribution Term has commenced

EXHIBIT A

Form of Supply Agreement

See attached

EXHIBIT B

Form of Quality Agreement

See attached

EXHIBIT C

Form of Pharmacovigilance Agreement

See attached

EXHIBIT D

Form of Commercial Personnel Services Agreement

See attached